Exhibit 3.108

FILED # C26666-00 OCT 04, 2000 IN THE OFFICE OF DEAN HELLER SECRETARY OF STATE	ARTICLES OF INCORPORATION OF PPE-GOLF, INC.

The undersigned, for the purpose of forming a corporation, pursuant to and by virtue of Chapter 78 of Nevada Revised Statutes, hereby adopts, executes and acknowledges the following Articles of Incorporation.

ARTICLE I

NAME

Section 1.1. The name of the corporation is PPE-GOLF, INC.

ARTICLE II

RESIDENT AGENT AND REGISTERED OFFICE

Section 2.1. The name of the initial resident agent and the street address of the initial registered office in the State of Nevada where process may be served upon the corporation is CSC Services Of Nevada, Inc., 502 East John Street, Room E, Carson City, Nevada 89701. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

CAPITAL STOCK

Section 3.1. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue shall consist of 25,000 shares of common stock with par value of $1.00 per share.

Section 3.2. Consideration for Shares. The shares of the corporation’s stock authorized by Section 3.1 shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

Section 3.3. Assessment of Stock. The capital stock of this corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

Section 3.4. Cumulative Voting for Directors. No stockholder of the corporation shall be entitled to cumulative voting of his shares for the election of directors

Section 3.5. Preemptive Rights. No stockholder of the corporation shall have any preemptive rights.

ARTICLE IV

DIRECTORS AND OFFICERS

Section 4.1. Number of Directors. The members of the governing board of the corporation are styled as directors. The Board of Directors of the corporation shall consist of at least one (1) individual and not more than ten (10) individuals who shall be elected in such manner as shall be provided in the bylaws of the corporation. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

Section 4.2. Initial Directors. The name and post office box or street address of the director constituting the first Board of Directors:

NAME	ADDRESS
Mark Dodson	3930 Howard Hughes Parkway, 4th Floor Las Vegas, Nevada 89109

Section 4.3. Limitation of Personal Liability. No director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer of the corporation for:

(a)	Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)	The payment of distributions in violation of Nevada Revised Statutes §78.300.

Section 4.4 Payment of Expenses. In addition to any other rights of indemnification permitted by the law of the State of Nevada as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

Section 4.5. Repeal And Conflicts. Any repeal or modification of Sections 4.3 or 4.4 approved by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 4.3 or 4.4 of this Article and any other Article of the corporation’s Articles of Incorporation, the terms and provisions of Section 4.3 or 4.4 shall control. If the Nevada Revised Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such amended laws.

ARTICLE V

INCORPORATOR

Section 5.1. The name and post office box or street address of the incorporator signing these Articles of Incorporation is:

NAME	ADDRESS
Pamela A. Bouchard	3930 Howard Hughes Parkway, 4th Floor Las Vegas, Nevada 89109

IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 3rd day of October 2000.

/s/ Pamela Bouchard
Pamela Bouchard

STATE OF NEVADA

COUNTY OF CLARK

This instrument was acknowledged before me on October 3, 2000, by Pamela Bouchard as Incorporator of PPE-GOLF, INC.

/S/ DOROTHY K. HENSHAW
Notary Public

[NOTARIAL SEAL]

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

BY RESIDENT AGENT

IN THE MATTER OF PPE-GOLF, INC.

1.	The undersigned, CSC Services of Nevada, Inc., hereby certifies that on the 4th day of October 2000, it accepted the appointment as Resident Agent of the above-referenced corporation.

2.	The registered office of the corporation in the State of Nevada is located at 502 East John Street, Room E, Carson City, Nevada 89706.

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of October 2000.

FILED # C26666 - 00	RESIDENT AGENT,

OCT 04 2000	CSC SERVICES OF NEVADA, INC.

IN THE OFFICE OF /S/ DEAN HELLER DEAN HELLER SECRETARY OF STATE	By:

[SEAL]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)	Filed #C26666-80 MAR 09, 2004 IN THE OFFICE OF /s/ Dean Heller DEAN HELLER, SECRETARY OF STATE

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

PPE-GOLF, INC.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE ONE - CAESARS ENTERTAINMENT GOLF, INC.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 100% FOR

4. Effective date of filing (optional):
(must not be later than 60 days after the certificate is filed)
5. Officer Signature (required):	/s/ Wallace R. Barr

*

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.385 Amend 2003 Revised on: 11/03/03